UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2007

VMWARE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33622	No. 94-3292913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Hillview Avenue, Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip code)

Registrant’s telephone number, including area code: (650) 427-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of a Director

On November 8, 2007, the Board of Directors (the “Board”) of VMware, Inc. (“VMware”) appointed Dennis D. Powell as a member of the Board, effective immediately, to fill a vacancy resulting from an increase in the size of the Board. Mr. Powell will serve as a Group I, Class II director. Mr. Powell has been named to the Audit Committee of the Board, effective immediately, to fill a vacancy resulting from John R. Egan’s resignation from the Audit Committee of the Board on November 8, 2007. Mr. Powell is Executive Vice President and Chief Financial Officer of Cisco Systems, Inc. (“Cisco”).

In July 2007, VMware was party to a stock purchase agreement (“Stock Purchase Agreement”) between EMC Corporation (“EMC”) and Cisco, pursuant to which Cisco agreed to purchase 6 million shares of VMware’s Class A common stock from EMC at $25.00 per share for an aggregate purchase price of $150 million. In connection therewith, VMware agreed to consider the appointment of a Cisco executive to the Board. Mr. Powell was proposed by Cisco as a potential director pursuant to this arrangement between Cisco and VMware. Cisco’s purchase of the 6 million shares of Class A common stock closed in August 2007.

VMware does business with Cisco on a regular basis on the same or similar terms as would be negotiated with other third parties and anticipates that it will continue to do so in the future.

Mr. Powell will receive the standard annual board retainer of $40,000 for non-employee directors and additional annual compensation of $12,500 for members of VMware’s Audit Committee.

Item 8.01	Other Events.

On November 8, 2007, the Board approved John R. Egan’s request to step down as a member of the Audit Committee of the Board, effective immediately. Mr. Egan will continue to serve as the Chair of VMware’s Mergers and Acquisitions Committee.

This report contains “forward-looking statements” as defined under the Federal securities laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures and new product introductions; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) war or acts of terrorism; (vii) the ability to attract and retain highly qualified employees; (viii) fluctuating currency exchange rates; and (ix) other one-time events and other important factors disclosed previously and from time to time in VMware’s filings with the Securities and Exchange Commission. VMware disclaims any obligation to update any such forward-looking statement after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMWARE, INC.

Date: November 9, 2007	By:	/s/ Diane Greene
Diane Greene
President and Chief Executive Officer